PART I. EXHIBIT "A"

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      (In Thousands, Except Per Share Data)



                                                         Three Months Ended
                                                            December 31,
                                                         ------------------
                                                           1996       1995
                                                         ------------------
                                                             (Unaudited)

Income applicable to common shares:
   Income from continuing operations ................    $19,108    $14,692
   Income from discontinued operations ..............        - -      1,248
                                                         ------------------
              Net income ............................    $19,108    $15,940
                                                         ==================

Shares:
   Weighted average common shares outstanding .......    $46,967    $47,378
   Dilutive effect of certain stock options .........        853        919
                                                         ------------------
   Average common shares outstanding as adjusted ....    $47,820    $48,297
                                                         ==================

Earnings per common share:
   Income from continuing operations ................    $  0.40    $  0.30
   Income from discontinued operations ..............                  0.03
                                                         ------------------
              Net income ............................    $  0.40    $  0.33
                                                         ==================